Exhibit 10.2

TECHNOLOGY LICENSE AGREEMENT FOR JAPAN

BY AND BETWEEN:

FIRST AMERICAN SCIENTIFIC CORP., a company duly constituted under the laws of Nevada, USA having its head office and principal place of business at 100 Park Royal, Suite 811 West Vancouver, British Columbia, V7T 1A2,

(Hereinafter referred to as "Licensor")

PARTY OF THE FIRST PART

AND:

J P STEEL PLANTECH CO., a company duly constituted under the laws of Japan having its registered address at

4-32-23 Turumi Chyuo Turumi-ku
Yokohama 230-0051 Japan

("Hereinafter referred to as "Licensee")

PARTY OF THE SECOND PART

WHEREAS Licensor is now and has been in the business of bringing technological solutions to a wide variety of environmental problems and more particularly, the areas of materials reduction, waste reduction and global recycling;

WHEREAS Licensor has developed and is the owner of material reduction and dewatering technology and know-how named the " KDS Micronex (tm)" referred to herein as the " Licensor' s Technology" which is patented in a number of countries as specified in Annex A (collectively referred to herein as " the Patents" );

WHEREAS Licensee is desirous of profiting by using Licensor' s Technology which is the subject matter of the Patents and of securing an exclusive license from the Licensor to use the Licensor' s Technology for the manufacture, sale and use of the KDS Micronizing Machine in Japan to be used in any industry.

WHEREAS Licensee has a permanent business in Japan along with the technical capability and market knowledge to actively pursue the successful introduction and marketing of the KDS Micronizing Machine into Japan,

NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto to be faithfully performed as hereinafter specified, the parties hereto hereby covenant and agree as follows:

1.	PREAMBLE/RECITALS/Definitions

	1.1	The preamble and recitals described at the beginning of this agreement shall form an integral part of this agreement as if recited at length herein;

	1.2	The following terms shall have the following meanings, unless the context implies otherwise:

		1.2.1	" Applications" shall mean all application of Licensor's Technology using a KDS Micronizing Machine

1.2.2

" KDS Micronizing Machine" shall mean that micronizing and dewatering machine created by Licensor as it exists at the date of execution of this Agreement, utilising the Licensor' s Technology, the specifications of which are described in Annex B hereto and shall include any and all improvements thereto from time to time,

		1.2.3	" Licensor' s Technology" shall mean all information and rights concerning the KDS Micronizing Machine, the Patents, and the Know-How and shall include any improvements thereto made from time to time,

1.2.4

" Know-How" shall mean all the engineering, design, manufacturing, installation, commissioning and operation knowledge, written or oral, whether in the form of unpatented inventions, formulae, procedures and methods or current and accumulate skills which the Licensor has acquired, and Licensor will acquire, concerning the KDS Micronizing Machine and shall include Technical Information.

		1.2.5	" Technical Information" shall mean all documents, drawings, diagrams, specifications, instructions, and lists listed in Annex C hereto.

1.2.6

" Patents" shall mean those patents granted to or owned by Licensor, including all patent applications which are subsequently approved after the date of this agreement, the list of which appears in Annex A attached hereto, and includes any new patents filed from time to time that pertain to improvements to the KDS Micronizing Machine or the Licensor' s Technology,

		1.2.7	" Territory" shall mean the country of Japan

		1.2.8	" US$" shall mean the lawful currency of the United States of America.

		1.2.9	" Japanese Yen " shall mean the lawful currency of Japan

2.	GRANT/TERM

2.1

Licensor hereby grants to the Licensee the exclusive, non-transferable right to use the Licensor' s Technology in the Territory for the Applications and more particularly with regard to the Patents and Know-How for the manufacture, sale, operation and use of KDS Micronizing Machines for a period of five years from the date of signing this Agreement (which period shall hereinafter be referred to as (" the Initial Term" ).

Licensee may, at its expense, register its exclusive right and license granted under the applicable Patents of Japan as " senyo-zissiken" with the Japanese Patent Office and Licensor, upon the request of Licensee, will assist and cooperate with Licensee in completing such register, it being provided that when Licensee' s exclusive right and license hereunder terminates, Licensee shall, at its expense, revoke such register, as required.

In consideration for this grant of license, the Licensee shall pay a one time license fee of as agreed within 5 (five ) days of the signing of this Agreement less any applicable withholding taxes. This one time license fee also covers the preparation and transfer of the Technical Information and the Schooling Program for Licensee' s engineers.

In the event that any improvements to KDS Micronizing Machine (Licensee' s Improvement) are made or discovered as a result of the Licensee' s work, the Licensee shall inform such improvements in writing to the Licensor, which improvements Licensor may freely use for its technology and will become part of the Licensor' s Technology. Licensee shall not prevent use or license of Licensee' s Improvements by Licensor even after expiration or termination of this Agreement.

If Licensee has performed all its obligations under this Agreement, the Licensee shall have the option to renew this License for a further two terms of five (5) years each on the same terms as in the Initial Term, except that there will be no license fee payment required on renewal, and the royalty fees charged per unit will be re-negotiated at the beginning of each renewal term.

2.2

Licensee may sub-contract the marketing or manufacturing function under this License provided that Licensee shall at all times remain responsible for compliance by the sub-contractor to the terms of this agreement, and specifically, but not limited to, the confidentially condition set out herein. If Licensee desires to sub-contract the manufacturing function with business entries outside of the Territory for the purpose of marketing KDS Micronizing Machine in the Territory, the appointment of a sub-contractor shall be first subject to the approval of Licensor.

3	OBLIGATIONS OF LICENSOR

	3.1	Licensor agrees to supply Licensee with all technical information regarding the use and operation of the KDS Micronizing Machine.

3.2

It is understood and agreed that the Technical Information in respect of the KDS Micronizing Machine, which is listed in Annex B, will be furnished by Licensor to Licensee within 30 days of the signing of this Agreement and that details of improvements to the Licensor' s technology made from time to time will be made available to the Licensee without additional charge.

3.3

The Licensee' s engineers shall be given adequate advice and schooling from the Licensor on how to use the Technical Information for engineering, designing, manufacturing, installation, and commissioning of the KDS Micronizing Machine. This schooling of Licensee' s engineers, which will take place in Canada and/or in Japan, shall be performed in accordance with the Schooling Program specified in Annex E, at no cost for time. The travel and accommodation expense for it in case of Japan shall be paid by the Licensee.

	3.4	For any licensed KDS-Project, the licensor shall provide, if requested by the Licensee, the Basic Assistance specified in Annex D, at no cost for time.

3.5

The Licensor shall send a technician to Japan to assist in set up and start-up operation of the demonstration machine at no cost for time, but travel and accommodation costs will be paid by the Licensee.

3.6

In furtherance of the program for development of Licensor' s Technology by Licensee, Licensor grants to Licensee permission at any time to send at Licensee' s expense, a reasonable number of technicians for a reasonable time, to Licensor' s plant to obtain any instructions or information which Licensee may reasonably require to enable Licensee to use the Licensor' s Technology.

	3.7	Licensor shall, at the request by Licensee, furnish literature, mats of artwork and advertising films, slides, and other promotional and training materials available to Licensee at cost.

	3.8	Licensor shall permit throughout the life of this agreement the exclusive use by Licensee of the trademark " KDS Micronex" owned by Licensor.

	3.9	Both parties will freely exchange all current and updated KDS technical data and information between themselves without cost

	3.10	For any commercial project, on a case-by-case basis, the additional assistance will be provided on agreed daily rate plus expenses.

	3.11	In the event Licensor receives any inquiry from any third party in respect of the KDS Micronizing Machine from within the Territory, Licensor shall refer such to Licensee.

4	OBLIGATIONS OF LICENSEE

4.1

As a material condition of this grant, the Licensee will establish a demonstration facility in Japan. The Licensee will purchase one KDS 250-S6 model machine from the Licensor for demonstration purposes for the purchase price as agreed excluding all electrical components (motors, panel, connectors) with payment terms to be mutually agreed under a separate purchase order and install it a suitable site at its own cost. It is intended that the demonstration facility will be up and operational before the end of December 2005, and both parties will work together diligently and in good faith to achieve this goal.

4.2

Licensee agrees to use every reasonable commercial effort to fully exploit Licensor' s Technology to the greatest extent possible throughout the Territory, including providing its marketing, technical and business expertise to adapt the technology to local conditions and local customers needs, and to seek out new uses and applications that will enhance the value of the Technology and the business opportunity for both parties.

4.3

Licensee agrees that it will not do or permit any act or thing whereby any of the rights granted herein or the proprietary rights to use any trademark, trade name, or design of the Licensor may be endangered and that it will not claim any proprietary interest in the rights granted herein or the trademark " KDS Micronex" except as a licensee and then only during the life of this agreement. Licensee, if at any time required, shall execute any and all proper papers necessary to the protection of these rights and the KDS trademark the cost of which shall be borne by the Licensor.

4.4

Licensee agrees to keep all technical information, drawings, specifications, manufacturing instruction, and other information relating to Licensor' s Technology, as strictly confidential according Article 9 hereof and will provide copies to the Licensor of all information, documents, drawings, programs, instructions and specifications regarding improvements, design changes and advancements made to the KDS Micronizing Machine by the Licensee upon request. Licensee will not communicate, without the written consent of Licensor first obtained, the same to anyone except to its officers, employees, authorized agents or representatives, and to the extent necessary for the proper exploitation of Licensor' s Technology (includes disclosure to sub-contractors) in accordance with the provisions of this agreement.

4.5

Licensee will provide the Licensor with in-house technical / legal support regarding patent issues related to intellectual property protection in Japan at no charge for time. The Licensor will pay for any outside legal fees incurred for strengthening/ adding to its patents in Japan.

4.6

All products manufactured by the Licensee or its sub-contractor will meet or exceed all quality standards as established from time to time by the parties, and at all times be in compliance with local regulations.

4.7

The Licensee will, at all time carry adequate product liability insurance for all KDS machines manufactured pursuant to this License and will indemnify the Licensor from any and all claims arising there from.

	4.8	In the event Licensee receives any inquiry from any third party in respect of the KDS Micronizing Machine from outside the Territory, Licensee shall refer such to Licensor.

5	ROYALTIES

	5.1	The Licensee hereby agrees to pay to Licensor a royalty fee as agreed for each machine manufactured and sold by the Licensee, or his approved contractor, pursuant to this agreement.

	5.2	There will be no minimum annual sales quota or minimum annual royalty fees.

5.3

Licensee agrees that it will at all times during the existence of this agreement keep accurate books of account and other record in which will be entered all details relating to the sale of KDS Micronizing Machines in the Territory, including the names and addresses of each purchaser. Licensee agrees that these books of account and other records will be kept in accordance with generally accepted accounting principles in Japan and carefully preserved for at least ten (10) years.

5.4

Licensee agrees that it will furnish to Licensor a written statement within thirty (30) days following the close of each fiscal year period showing the amount of periodic royalties due for the corresponding period. The statement will be broken down to show sales of KDS Micronizing Machines by the Licensee and names and addresses of customers to whom sold. Licensee further agrees to pay to Licensor within thirty (30) days the royalty fees described in Clause 5.1 above computed from the date of delivery of the KDS Micronizing Machine.

5.5

Licensee hereby grants to Licensor or its duly accredited representative the right to inspect and make copies of Licensee' s books of account, for the purpose of ascertaining or confirming the accuracy of statements rendered hereunder. The cost of such inspection will be borne by Licensor.

5.6

Licensor shall bear the withholding income taxes which will be imposed by the government of Japan upon payments to be made to Licensee hereunder. Licensee shall withhold and deduct such withholding income taxes from the payments and pay the said taxes to the appropriate tax office on behalf of Licensor in accordance with the provision set forth in the Canada B Japan Treaty of Double Tax Avoidance, and shall send to Licensor the original tax payment certificates within sixty (60) days from the date of such payment to the tax office.

5.7

All taxes and duties or other governmental charges to be imposed or charged in the Territory in connection with the performance of this Agreement other than the withholding income taxes above mentioned shall be borne and paid by Licensee.

6	WARRANTIES AND REPRESENTATIONS

6.1

Licensor hereby represents and warrants that it has the full and sole right to enter into this agreement with the Licensee and it is the sole, exclusive and unencumbered owner of the Licensor' s Technology and all the rights, title and interest in the Patents, and has the right to license the Licensor' s Technology and Know-How.

6.2

Licensor warrants that Licensor' s Technology has already been successfully used by the Licensor in connection with the engineering, design, manufacturing, installation, and commissioning of the KDS Micronizing Machine.

6.3

Licensor warrants that as of the date of execution of this agreement, there is in effect no license granted by it to any other person or entity in the Territory, covering the Licensor' s Technology and Know-How and has not entered into any agreement, arrangement or understanding, whether verbal or written, which could in any manner be inconsistent with the rights provided in this agreement.

6.4

Licensor hereby represents and warrants that there are no current and subsisting liens, hypothecations, charges, security interests or other encumbrances on or affecting the Licensor' s Technology and Know-How.

6.5

Licensor hereby represents and warrants that there are no threatened or current claims by third parties or any unsatisfied judgments, orders or writs of execution relating to the Licensor' s Technology and Know-How and the Licensor is not aware of any violations, infringements or misappropriations of any third party' s rights by the Licensor' s Technology and Know-How.

	6.6	Licensor hereby represents and warrants that:-

(i)

the Patents are in good standing and it is not aware of any claim that the Patents are invalid or unenforceable and in respect of pending Patent applications, that such applications submitted in good faith and are in the process of proceeding towards grant;

(ii) it shall pay all renewal fees and do all such acts and things as may be necessary to maintain the Patents and shall provide Licensee with a copy of the renewal certificates, if requested; and

(iii)

Licensor' s Technology and Know-How do not and will not infringe the intellectual property rights of any person and its exploitation does not and will not require any consent from, nor the making of any payment to, any person;

	6.7	Licensor hereby undertakes not to abandon the Patents or allow the Patents to lapse.

7	INFRINGEMENT

7.1

Licensor shall indemnify and defend Licensee from and against all claims, actions, legal proceedings, judgments, awards, royalties and costs including reasonable attorney' s fee and any other expenses that may arise from or in connection with infringement or alleged infringement of any patents, know-how or other proprietary rights of any third party because of the use or practice of the Licensor' s Technology or Patents through the manufacture, sale, operation or maintenance of KDS Micronizing Machine.

7.2

For the indemnification or defence, the Licensee hereby undertakes to promptly notify the Licensor of any notice or claim of infringement or of any action for infringement of patents brought against it by a third party based upon the use of the Licensor' s Technology by the Licensee as permitted hereunder

7.3

In the event of any asserting claims for infringement of intellectual property rights brought against Licensee by a third party that the use of Licensor' s Technology results in infringing a third party patent right for a particular application or applications, Licensor shall be to provide Licensee with all reasonable measures such as making such changes in the Licensor' s Technology as Licensor shall deem desirable to avoid such infringement, provided that such changes shall not impair the operation of the KDS Micronizing Machine owned by licensee' s customer or procuring for Licensee an appropriate license at the Licensor' s own expense, but in no case shall the amount required to be paid for said procurement exceed the original cost of the license fee paid pursuant to clause 2.1 herein times the ratio of the number of units sold for the challenged application(s) divided by the total number of all units sold by the licensee to the date of filing of the legal action.

7.4

In the event of any filing of a legal action for infringement of intellectual property rights brought against the Licensee, its customers, or the Licensor, or any of them in combination by a third party based upon a claim that the use of an invention claimed by Licensor' s Patents as they relate to Licensor' s Technology results in infringing upon a third party patent right that existed in the territory at the time of the signing this agreement (the " Action for infringement" ), then the Licensee shall, subject first to arbitration pursuant to clause 17.1 herein, have the right to make the payments for royalties due in respect of sales made for that application(s) in which the Action for Infringement has been instituted into trust until such time as the Licensor settles the Action or, at the Licensee' s option, the Licensee may terminate this agreement forthwith as far as that application is concerned, and the disposition of the any amounts held in trust herewith will be settled by arbitration pursuant to 17.1 herein. Notwithstanding the foregoing, any amounts paid into trust pursuant to this clause, may be drawn upon to pay reasonable legal expenses incurred in defence of the said legal action.

7.5	Each party shall advise the other in writing immediately upon becoming aware of any acts of infringement of the Patents by a third party in the territory. The Licensee may institute and prosecute any proceedings to restrain infringement or defend declaratory judgment actions relating to any rights of the parties in respect of the Licensor' s Technology provided the cost and expense of such proceedings shall be borne jointly by the Licensor and the Licensee. The Licensor may participate in such proceedings or actions, upon notice to the Licensee to that effect. In addition, if requested by Licensee and necessary to prosecute the proceedings or action, the Licensor agrees to be made party to any such proceedings or action, at Licensee' s expense. It is understood and agreed that any financial settlement resulting from such a lawsuit shall paid to the Licensor after deduction therefrom of all reasonable costs and expenses incurred by Licensee in pursuing such prosecutions or actions. If the Licensee elects to not take any legal action against an infringing third party, then the Licensor has the right but not the obligation to take such legal action and, in such a case, the Licensor would pay all legal costs and would retain the entire amount of any settlement obtained from such a third party.

8	INDEMNIFICATION

8.1

The Licensee agrees to hold harmless and indemnify the Licensor and its directors, officers, employees and agents from and against and all loss suffered or incurred by any one or more of them as a direct result of a material breach by the Licensee of any of its obligations under this Agreement..

8.2

In no case shall either of the parties, its officers, directors, representatives, employees, agents and affiliates be liable to the other party for indirect or consequential damages of any kind, including any economic loss or damage to property and loss of profits in any circumstances, except for amounts awarded to third parties for which the other party is obligated to indemnify hereunder.

	8.3	Licensor and Licensee agree that the provisions of this Clause 8 shall survive termination of this agreement.

9	CONFIDENTIALITY OBLIGATIONS

9.1

During the term of this agreement, Licensor and Licensee shall keep confidential any of the other party' s documents, technical knowledge and know-how confirmed and marked as confidential by writing pertaining to Licensor' s Technology and any improvements thereof by Licensee, unless otherwise agreed in writing. Licensor and Licensee shall oblige their employees within the scope of legal possibilities to maintain such confidentiality.

	9.2	Licensor and Licensee agree that the confidentiality provisions shall survive termination of this agreement.

9.3

Licensor and Licensee agree that the confidentiality requirements shall not apply to any information which (a) has become or becomes available to the public through no fault of the recipient, or (b) is of record in the files of the recipient at the time of disclosure, or (c) was or is received by recipient from any third party which has the legal right to disclose it.

	9.4	Subject to clause 9.5 below, the foregoing confidentiality obligation on any information shall cease upon expiry of the full term the Licensor' s patents.

9.5

The parties acknowledge and represent that the confidentiality clause provided for in this agreement is entirely reasonable and is necessary to protect their respective legitimate interests. Should a tribunal rule that the foregoing confidentiality undertaking is unreasonable as to its duration, the parties hereby expressly agree to grant the tribunal the necessary powers to reduce such duration to a level it shall deem reasonable rather than declare null such confidentiality clause. In such an eventuality, the provisions of this confidentiality clause shall be deemed to have been amended by the parties retroactively to the date of signature of this agreement and the confidentiality undertaking so amended shall be ipso facto enforceable against the parties.

10	TERM AND TERMINATION

	10.1	Either party may terminate this agreement if:

(a)

the other party goes into liquidation (except for the purposes of amalgamation or reconstruction) or becomes a subject to winding-up proceedings or a winding-up order or makes any voluntary composition or arrangement with its creditors or otherwise acknowledges insolvency;

		(b)	an encumbrancer takes possession, or a receiver is appointed, of any of the property or assets of the other party;

		(c)	anything analogous to Clause 10.1(a) and (b) above occurs under any applicable laws;

(d)

the other party commits a material breach of this agreement, including without limiting the foregoing, and such breach is not cured within fifteen (15) days after being given notice by the other party. For purposes of clarification, " material breach" shall include without limitation any failure to pay royalties or other payments when due under this agreement, or

		(e)	the other party ceases, to carry on business.

10.2

Termination of this agreement for any cause shall not release a party from any liability which at the time of such termination has already accrued in favour of the other party, or which thereafter may accrue in respect of any act or omission prior to such termination.

10.3

In the event of termination due to occurrence of item (a), (b), (c), (d), (e), of Article 10.1 hereof on the part of Licensor, Licensee shall, subject first to arbitration pursuant to clause 17.1 herein, have the same right, without any payment obligation to Licensor, to continue to use the Patents and Know-How including improvement for the manufacture, erection, sale, operation and maintenance of the KDS Micronizing Machine in the Territory.

11	NOTICE

11.1

Any notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier with recorded delivery, by post or by legible facsimile addressed to the intended recipient at its address stated in Clause 11.2 below or to such other address or facsimile number as a party may from time to time duly notify the other. Any such notice, demand or communication shall, unless the contrary is proved, be deemed to have been duly served:

		(i)	if sent by international courier, upon notification by the courier' s tracking system that the package has been delivered,

(ii)

if sent by facsimile, at the time of transmission, provided that, following the transmission, the sender' s facsimile machine produces a transmission confirmation report, confirming successful transmission of the facsimile.

	11.2	The notices shall be sent to the following contacts:

LICENSOR	LICENSEE
Mr. C Kantonen FIRST AMERICAN SCIENTIFIC CORP. 811-100 Park Royal South West Vancouver, B.C V7T 1A2 Tel: (604) 913-9035 Fax: (604) 925-1118	President JP STEEL PLANTECH CO. 4-32-23 Turumi Chyuo Turumi-Ku Yokohama, Japan +81-45-501-6430 +81-45-501-6451

12	ADVICE OF COUNSEL, GOOD FAITH AND FAIR CONSIDERATION

12.1

Each of the parties hereto has received the advice of independent legal counsel or has had the opportunity to receive such advice by counsel, prior to signing this agreement. Each of the parties hereto acknowledges that no other party or agent or attorney of any party has made a promise, representation not contained herein concerning the subject matter herein to induce the other party to execute this agreement.

12.2

Each of the parties hereto acknowledges and declares that this agreement was freely negotiated by it in good faith, that the agreement does not constitute a contract of adhesion, that there was no exploitation of either party by the other, and that there is no serious disproportion between the consideration provided by the Licensor and the Licensee.

13	GOVERNING LAW

	13.1	This agreement and all documents ancillary hereto, and the obligations of the parties hereto shall be governed by and construed in accordance with the laws applicable in Japan.

14	NON-AGENCY RELATIONSHIP

14.1

The parties are independent of one another, and this agreement does not give either party the right to bind the other to any obligation, or to assume or to incur any obligation on behalf of or in the name of the other party. This agreement shall not be interpreted to make one party a partner, employee, agent or other representative of the other for any purpose. Each party shall use its own name when soliciting, negotiating and completing contracts, so that the transaction indicates that it is acting on its own behalf and not for the other party.

15	WAIVER

15.1

No party shall be deemed to have waived its right to enforce any obligation of the other party under this agreement unless the waiver is in writing signed by the waiving party. If a party does not exercise a right under this agreement, or does not require full performance by the other party, or accepts payment by the other party, that shall not be construed as a waiver by either the party of any right under this agreement. To be effective, a waiver by a party of a right under this agreement must be in writing, but no such waiver shall constitute a waiver of rights regarding any other breach or any subsequent similar breach of this agreement.

16	ESCALATION OF DISPUTES

16.1

Should any dispute or difference arise between Licensee and Licensor either during this agreement or after termination of this agreement as to any matter arising out of or as a result of this agreement, except to the extent that an equitable remedy is sought or circumstances clearly indicate that the time required for the process set forth in this Clause would cause irreparable harm to a party, either party shall first give to the other party notice in writing of such dispute or difference and at the expiration of fifteen (15) days unless it shall have been settled, such dispute or difference shall be referred to the Licensee' s and the Licensor' s respective contact persons stipulated in Clause 11.2 above for resolution. If within an additional fifteen (15) days such dispute shall not have been settled, then the parties shall have the right to pursue arbitration as set forth in Clause 17 below.

17	ARBITRATION

17.1

All disputes, controversies or differences which may arise between the parties hereto, out of or in relation to or in connection with this Agreement shall be finally settled by arbitration in Tokyo, Japan, pursuant to the Commercial Arbitration Rules of The Japan Commercial Arbitration Association if Licensor requests the arbitration or in Vancouver, British Columbia, pursuant to the International Commercial Arbitration Rules of British Columbia International Arbitration Centre if Licensee requests the arbitration.

18	SUCCESSORS AND ASSIGNMENTS

18.1

Without the prior written consent of each party, neither party shall transfer, assign, sell, pledge or encumber any of the rights granted under this agreement in any manner whatsoever, or license or sub-licence to any third party any of the Licensor' s Technology.

	18.2	This agreement shall inure to the benefit of and bind the parties and their respective successors and permitted assigns.

19.	HEADINGS, GENDER, ETC.

19.1

The use of all headings and the division of this agreement into clauses are only for the convenience of the reader, and shall not affect the legal interpretation of this agreement. As used in this agreement, the singular number includes the plural and vice versa, use of a particular gender includes all other genders and the word "person" includes an individual, a partnership, a trust, a personal representative, a body corporate and politic, the Crown and any Crown representative, an association and any other incorporated or unincorporated organization or entity.

20.	ENTIRE AGREEMENT.

20.1

This agreement is the entire agreement and understanding between the parties regarding its subject matter, and supersedes all previous agreements and understandings between the parties regarding its subject matter. No party is relying on any representation, warranty, condition, inducement, promise or other assurance (express or implied, oral or written, statutory or otherwise), which may have been made previously by another party concerning this agreement and its subject matter, unless it is specifically stated in this agreement.

	20.2	This agreement may only be amended by a written agreement between the parties.

21.	SEVERABILITY

21.1

Each provision of this agreement is separate and distinct from the others, such that any decision of a court or tribunal to the effect that any provisions of this agreement is null or unenforceable shall in no way affect the validity of the other provisions of this agreement or the enforceability thereof. Notwithstanding the above, such invalid provision shall be interpreted, to the extent possible, so as best to reasonably effect the original intent of the parties.

22.	LANGUAGE

	22.1	The parties have specifically agreed that this agreement as well as all other documents relating to this agreement, including notices, be written in English only.

23.	COSTS

23.1	Each party shall bear its costs and expenses incurred in and on account of the negotiation, drafting and conclusion of this agreement.

The parties hereto have executed this agreement on this of	2005

SIGNED BY	)
for and on behalf of	)
FIRST AMERICAN SCIENTIFIC CORPORATION	)
in the presence of:-	)
BRIAN NICHOLS
Name: Brian Nichols
Designation: President & Chief Executive

CALVIN KANTONEN
Witness	C. L. (Cal) Kantonen
Designation:	Chairman of the Board
Date:	/ / 2005

SIGNED BY	)
for and on behalf of	)
JP Steel Plantech Co.	)
in the presence of:-	)
YASUYUKI ABE
Name: Yasuyuki Abe
Designation: Director, General Manager -
Technology Engineering Division No. 2
YOSHIYUKI FUJIWARA
Name:	President & Chief Executive Officer
Date:	/ / 2005